Exhibit (h)2(a)(2)

NORTHWESTERN MUTUAL SERIES FUND, INC.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

May 12, 2016

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Mason Street Advisors, LLC Investment Advisory Fees Relating to Certain Portfolios of Northwestern Mutual Series Fund, Inc.

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“Series Fund”) regarding the investment advisory fee for the Series Fund’s Research International Core and Emerging Markets Equity Portfolios. MSA agrees to waive, from May 12, 2016 through April 30, 2017 (unless renewed by the parties hereto), its investment advisory fee applicable to each Portfolio such that the investment advisory fee is as follows:

Research International Core Portfolio

Assets	Fee
Up to $150 million	0.83%
$150 million - $300 million	0.77%
$300 million - $500 million	0.70%
Excess over $500 million	0.63%

Emerging Markets Equity Portfolio

Assets	Fee
Up to $250 million	1.01%
$250 million- $500 million	0.93%
$500 million- $1 billion	0.91%
Excess over $1 billion	0.78%

This letter supersedes all prior agreements between the parties relating to the same matters.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Kate M. Fleming
Name: Kate M. Fleming
Title: President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Kate M. Fleming
Name: Kate M. Fleming
Title: President